Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Anebulo Pharmaceuticals, Inc. (“Company”) on Form S-1 to be filed on or about April 26, 2021 of our report dated December 18, 2020, except for Note 12d, as to which date is April 26, 2021, on our audit of the financial statements as of June 30, 2020, and for the period from April 23, 2020 (inception) through June 30, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 26, 2021